Exhibit 99.1
WM Technology Confirms Receipt of Non-Binding Proposal from Co-Founders Regarding Potential Take-Private
Special Committee of Independent and Disinterested Directors to Review Proposal
IRVINE, Calif.—(BUSINESS WIRE)—December 18, 2024— WM Technology, Inc. (“WM Technology” or the “Company”) (Nasdaq: MAPS), a leading technology and software infrastructure provider to the cannabis industry, today confirmed that it has received a non-binding proposal, dated December 17, 2024 (the “Proposal”), from Douglas Francis, a founder, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of WM Technology, and Justin Hartfield, a founder and stockholder of WM Technology, to purchase all of the outstanding common stock (Class A and Class V) of WM Technology not already beneficially owned by Messrs. Francis and Hartfield. Messrs. Francis and Hartfield currently beneficially own approximately 32% of the outstanding shares of WM Technology’s common stock.
According to the terms of the Proposal, which is subject to certain conditions, Messrs. Francis and Hartfield would acquire all of the shares of common stock of WM Technology not already owned by Messrs. Francis and Hartfield for $1.70 per share of common stock of WM Technology. A copy of the Proposal is included as Annex A to this news release.
The Board has formed a special committee consisting of disinterested and independent directors to consider the Proposal. The special committee has retained Evercore Group L.L.C. as its independent financial advisor and Allen Overy Shearman Sterling US LLP as its independent legal advisor to assist it in considering the Proposal.
The special committee intends to carefully consider the Proposal with the assistance of its outside financial and legal advisors and is committed to acting in the best interests of WM Technology and all of its stockholders. There can be no assurance that any definitive agreement will be executed, or that the proposed transaction or any other transaction will be approved or consummated. WM Technology does not intend to comment on or disclose further developments regarding the special committee’s consideration of the Proposal unless and until it deems further disclosure is appropriate or required.
No action is required by WM Technology’s stockholders at this time.
About WM Technology
Founded in 2008, WM Technology operates Weedmaps, a leading cannabis marketplace for consumers, as well as a broad set of eCommerce and compliance software solutions for cannabis businesses and brands in U.S. state-legal markets. WM Technology holds a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide.
Over the past 15 years, the Weedmaps marketplace has become a premier destination for cannabis consumers to discover and browse cannabis-related products, access daily dispensary deals, order ahead for pick-up and delivery by participating retailers (where applicable) and learn about the plant. The Company also offers eCommerce-enablement tools designed to help cannabis retailers and brands reach consumers, create business efficiency, and manage industry-specific compliance needs.

The Company is committed to advocating for full U.S. legalization, industry-wide social equity, and continued education about the plant through key partnerships and cannabis subject matter experts.
Headquartered in Irvine, California, WM Technology supports remote and hybrid work for eligible employees. Visit us at www.weedmaps.com.
Forward-Looking Statements
This press release includes “forward-looking statements” regarding the Company’s future business expectations which involve risks and uncertainties. Forward looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations regarding the indication of interest received from Messrs. Francis and Hartfield and uncertainty as to the pricing, timing or terms of any transaction with Messrs. Francis and Hartfield or any other alternative transactions. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those factors discussed in the Company’s 2023 Annual Report on Form 10-K filed with the SEC on May 24, 2024 and subsequent Form 10-Qs or Form 8-Ks filed with the SEC. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts
Investor Relations:
investors@weedmaps.com
Media Contact:
press@weedmaps.com

Annex A

December 17, 2024

Board of Directors
WM Technology, Inc.
41 Discovery
Irvine, California 92618

Dear Members of the Board of Directors:

We are pleased to submit this non-binding proposal to acquire all of the outstanding shares of common stock (Class A and Class V) of WM Technology, Inc. (“WM” or the "Company") that we do not currently own (the “Transaction”) for $1.70 per share in cash (the “Offer Price”).

We firmly believe that our proposed Transaction is in the best interests of WM stockholders as well as all WM stakeholders, including its employees, clients, and end-users. Our proposal presents the Company’s public stockholders with a value-maximizing alternative to WM’s current strategic trajectory and an opportunity to de-risk their investment.

As Co-Founders and WM’s largest stockholders, we are deeply passionate about the Company and the licensed cannabis industry. When we first decided to take the Company public, there was an expectation that the tailwinds emerging in 2020-2021 across the licensed cannabis end-markets, coupled with the support of institutional public equity investors gained with a Nasdaq listing, would allow WM to capitalize on growth opportunities in an accelerated manner and create sustainable long-term stockholder value. Today, however, WM is facing significant headwinds, with licensed end-markets continuing to decline from the peak volumes achieved at the time of the Company’s deSPAC transaction in 2021. Further, the continued consolidation of cannabis retailers and brands among large multi-state operators, coupled with the increased entry of traditional technology providers into cannabis, are creating significant risks for WM’s current business model as a public company. Our proposal would provide public stockholders with immediate liquidity and certainty of value at a significant premium to current trading levels.

We have summarized the proposed terms of the Transaction below:

Offer Price

We are prepared to offer $1.70 per share in cash for all of the outstanding shares of common stock (Class A and Class V) of the Company that we do not currently own. This offer represents a substantial premium to relevant trading metrics, including:

■	39% premium to the closing price as of December 17, 2024,
■	52% premium to the implied Enterprise Value as of December 17, 2024,
■	65% premium to the volume-weighted average price (VWAP) in the last year.

Financing

As part of the Transaction, we would plan to roll 100% of our current equity interests in the Company, which account for approximately 32% of common shares outstanding. Since we filed an amendment to our Schedule 13D, we have engaged in discussions with financing sources who have spent significant time with us to understand WM and validate our thesis. We have received proposals from these potential financing partners and are highly confident in securing the debt and equity financing required for our proposal based on these conversations.

As we plan to secure fully-committed financing prior to signing a definitive agreement, the Transaction would not be contingent on financing.

Confirmatory Due Diligence

We have spent significant time and resources reviewing the publicly-available information on the Company as well as the diligence materials provided by the Company in preparing our offer, and will make further commitments of time and resources in order to consummate the Transaction expeditiously. Given our history with WM and the work that we have completed with our financing sources, we anticipate that their remaining confirmatory due diligence will be limited in scope and can be completed quickly.

Transaction Process

Our proposal will be conditioned upon (a) the approval by a Special Committee of the Board (after consulting with its advisors, provided the Special Committee is comprised of disinterested directors that are fully independent and empowered to consider our proposal) and, on the Special Committee’s recommendation, the full Board and (b) a fully-informed approval of the holders of a majority of the shares of the Company’s stock that will not be rolled into the Transaction.

If another potential buyer of the Company should submit a competing proposal, we would be willing to engage in discussions with such buyer in our capacity as stockholders of the Company. However, we have no intention to vote our stock in favor of any alternative or competing sale, merger or similar transaction involving the Company. Further, we think a competing proposal is highly unlikely now or in the future given the magnitude of the tax receivable agreement (TRA) payment that would be due in such a transaction, which is estimated to be over $100 million at our Offer Price.

We currently intend to remain stockholders of the Company if a potential transaction cannot be completed under the terms envisioned by our proposal.

Definitive Agreement

We anticipate that the definitive merger agreement, which will be negotiated on mutually-acceptable terms, will contain customary terms and conditions for transactions of similar size and nature. We expect to be in a position to execute a definitive agreement in 3-4 weeks.

Disclosure

In accordance with our legal obligations, we will promptly file an amendment to our Schedule 13D, including a copy of this letter.

Advisors

To assist us in consummating the proposed Transaction, we have engaged Jefferies LLC (“Jefferies”) as financial advisor, and Cadwalader, Wickersham & Taft LLP (“Cadwalader”) as legal counsel.

Our proposal is a non-binding expression of interest only and does not constitute an offer to purchase the Company or any securities or assets of the Company that is subject to binding acceptance. We reserve the right to withdraw or modify our proposal at any time. No legal obligation with respect to our proposal or any other transaction shall arise unless and until we have executed definitive transaction documentation with the Company.

We would welcome the opportunity to engage with you to further explain the merits of our proposal and work with the Board and Special Committee to explore a Transaction. To the extent you have any questions with regard to our proposal, please feel free to contact our advisors at Jefferies and Cadwalader.

Sincerely,

/s/ Doug Francis and /s/ Justin Hartfield

Doug Francis and Justin Hartfield
Co-Founders of WM Technology, Inc.